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                                                                       EXHIBIT 5

610-640-7800

                                                     November 30, 1998


Strategic Diagnostics Inc.
111 Pencader Drive
Newark, DE 19702

         Re:  1998 Employee Stock Purchase Plan


Ladies and Gentlemen:

         You have requested our opinion, as counsel for Strategic Diagnostics Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), being filed by the Company with the Securities and Exchange Commission, respecting the offering of up to an aggregate of 661,157 shares of the Company's common stock, par value $.01 per share (the "Shares"), which may be issued by the Company under its 1998 Employee Stock Purchase Plan (the "Plan").

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based upon such examination, it is our opinion that when there has been compliance with the Act and applicable state securities laws, the Shares, when issued, delivered and paid for pursuant to, and in the manner described in the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Exhibits" in the Registration Statement.



                                                     Sincerely,

                                                     /s/ PEPPER HAMILTON LLP